Exhibit 4.31
Third Amended and Restated Equity Interests Pledge Agreement
[Note: Translation of original contract written in Chinese.]
This Amended and Restated Equity Interests Pledge Agreement (the “Agreement”) is entered into on the day of April 21, 2008 by and between the following parties:
Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.
Address: 10 Jiuxianqiao Road, Chaoyang District, Beijing
Legal Representative: Justin Tang
Pledgor: Guangfu Cui
ID No.: 110108196902010857
Address: No.1, XiangHongqi Street, Haidian District, Beijing
WHEREAS,
(1). Beijing eLong is a wholly domestic-owned company registered under the People’s Republic of China (hereinafter “China”) laws and regulations. Beijing eLong is qualified to engage in Internet information service, and operating www.elong.com(hereinafter “Elong.com”);
(2). The Pledgee and Beijing eLong entered into Exclusive Technical Consulting and Services Agreement on the date of February 1, 2001 and entered into the Supplementary Agreement of Exclusive Technical Consulting and Services Agreement on the date of August 22, 2003 (the Exclusive Technical Consulting and Services Agreement and the relevant Supplementary Agreement Hereinafter “Service Agreement”). Both parties amend and restate the Service Agreement in further on July 20, 2004, in which the Pledgee agreed that Pledgee has the exclusive right to provide Beijing eLong with technical services and operating technical services of Elong.com;
(3). The Pledgee and Beijing eLong signed an Amended and Restated Trademark License Agreement (“Trademark License Agreement”) on July 20, 2004, according to which the Pledgee agrees that Beijing eLong shall use some trademarks;
(4). The Pledgee and Beijing eLong signed an Amended and Restated Domain name Agreement (“Domain name Agreement”) on July 20, 2004, according to which the Pledgee agrees that Beijing eLong shall use some domain names;
(5). The Pledgee and Beijing eLong sign an Third Amended and Restated Business Operation Agreement (“Business Operation Agreement”) on April 21, 2008. According to the agreement, Beijing eLong agrees not to conduct any business probably taking great effect on the capital, debt or right of the Pledgee, without the prior written consent of the Pledgee;
(6). The Pledgee and Beijing eLong sign an Amended and Restated Cooperation Agreement (“Cooperation Agreement”) on April 21, 2008. According to the agreement, Beijing eLong agrees to corporate with the pledge on booking hotels and other business online though Elong.com;
(7) According to the Stock Transfer and Debt Transfer Agreement signed between the Pledgee and Veronica Chen on April 21th 2008, the Pledgee shall be assigned the 12.5% equity interests of Veronica Chen in Beijing eLong and all the credit and debt relationship formed from investment of Veronica Chen in Beijing eLong.
(8). In order to make sure that Beijing eLong performs its obligations of payment for the internet advertising technical service and technical service and software license provided by the Pledgee under provisions of the service agreement, and obligations related with the Pledgee in “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” and “Cooperation Agreement” and to reflect the Pledgor’s succession to the Second Amended and Restated Equity Interest Pledge Agreement signed between the Pledgee and Veronica Chen on December 30th 2004, the Pledgor and the Pledgee are intended to make a third amendment and restatement to the equity interest pledge agreement as stated herein and the Pledgor is willing to pledge all of its equity interest in Beijing eLong as pledge security.

Therefore the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:
1. Definitions And Interpretation
Unless otherwise provided in this Agreement, the following terms shall have the following meanings:
1.1 Pledge means the full content of Article 2 hereunder
1.2 Equity Interest means all equity interests in Beijing eLong legally held by the Pledgor.
1.3 Rate of Pledge means the ratio between the value of the pledge under this Agreement and the exclusive technical consulting and service fees under the Service Agreement.
1.4 Term of Pledge means the period provided for under Article 3.2 hereunder.
1.5 Event of Default means any event in accordance with Article 7.1 hereunder.
1.6 Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.
2. Assignments And Pledge
2.1 The Pledgor agrees to pledge all its equity interest in Beijing eLong to the Pledgee. Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interests pledged by the Pledgor to the Pledgee.
3. Rate Of Pledge And Term Of Pledge
3.1 The rate of Pledge
3.1.1 The rate of pledge shall be 100%
3.2 The term of Pledge
3.2.1 This Agreement shall take effect as of the date when the equity interests under this Agreement are recorded in the Register of Shareholder of Beijing eLong and registered with the competent Administration for Industry and Commerce. The term of the Pledge is the same with the term of Service Agreement.
3.2.2 During the period, the Pledgor shall be entitled to dispose the Pledge in accordance with this Agreement in the event that Beijing eLong fails to pay exclusive technical Consulting and service fee or software license in accordance with the Service Agreement or fails to perform the obligations of “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” or “Cooperation Agreement”
4. Physical Possession Of Documents
4.1 During the term of Pledge under this Agreement, the Pledgor shall deliver the physical possession of the Certificate of Distribution and the Name List of Shareholder of Beijing eLong to the Pledgee within one week as of the date of conclusion of this Agreement.
4.2 The Pledgee shall be entitled to collect the dividends from the equity interests.

4.3 The pledge of in this Agreement shall be record in the shareholder’s register.
5. Representation of the Pledgor
5.1 The Pledgor is the legal owner of the equity interests.
5.2 The Pledgor does not pledge or encumber the equity interests to any other person except for the Pledgee.
6. Warranties and Guarantee of the Pledgor
6.1 During the effective term of this Agreement, the Pledgor covenants to the Pledgee that the Pledgor shall:
6.1.1 Not transfer or assign the equity interests, create or permit to create any pledges, which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee; unless the two parties have agreed otherwise.
6.1.2 Comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and comply with such notices, orders or suggestions, or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee.
6.1.3 Timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any covenant and obligation under this Agreement or which may affect the Pledgor’s performance of its obligations under this Agreement.
6.2 The Pledgor agrees that the Pledgee’s right of exercising the Pledge obtained from this Agreement shall not be suspended or hampered through legal procedure by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other person.
6.3 The Pledgor warrants to the Pledgee that in order to protect or perfect the security over the payment of the technical consulting and service fees under the Service Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, agreements, and or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.
6.4 Execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or the person (natural person or legal entity) designed by the Pledgee, and provides all the notices, orders and decisions regarded as necessary by the Pledgee with the Pledgee within the reasonable time.
6.5 The Pledgor warrants to the Pledgee that the Pledgor will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor does not perform or fully perform their guarantees, covenants, agreements, representations and conditions.
7. Event Of Default
7.1 The following events shall be regarded as the event of default:
7.1.1 Beijing eLong fails to make full payment of the exclusive technical consulting and service fees and software license fees as scheduled under the Service Agreement; or fails to perform the obligation of “Domain name Agreement” “Business Operation Agreement” and “Cooperation Agreement”.

7.1.2 The Pledgor makes any material misleading or fraudulent representations or warranties under Article 5 herein, and/or the Pledgor is in violation of any warranties under Article 6 herein;
7.1.3 The Pledgor violates the covenants under any of the Articles herein;
7.1.4 The Pledgor waives the pledged equity interests or transfers or assigns the pledged equity interests without prior written consent from the Pledgee;
7.1.5 The Pledgor is unable to repay any general debt or other debts. The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities (1) are required to be repaid or performed prior to the scheduled date; or (2) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgor’s capacity to perform the obligations herein is affected;
7.1.6 This Agreement is illegal for the reason of the promulgation of the related laws or the Pledgor’s incapability of continuing to perform the obligations herein;
7.1.7 Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;
7.1.8 The property of the Pledgor is adversely changed and cause the Pledgee deem that the capability of the Pledgor to perform the obligations herein is affected;
7.1.9 The successors or assignees of the Beijing eLong are only entitled to perform a portion of or refuse to perform the payment liability under the Service Agreement;
7.1.10 The default resulted in the action or inaction of Pledgor’s breaching the other Articles of this Agreement;
7.1.11 Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with the related laws.
7.2 The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened or is going on.
7.3 Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the overdue service fees and software license under the Service Agreement and other payables or perform the obligation of “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” or “Cooperation Agreement”, or dispose the Pledge in accordance with Article 8 herein.
8. Exercise Of The Right Of The Pledge
8.1 In case Beijing eLong does not fully repay the aforesaid technical service fees and software license fees of the Service Agreement, and does fully perform the obligations of “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” and “Cooperation Agreement”, the Pledgor shall not transfer or assign the pledge without prior written approval from the Pledgee prior to the full repayment of the consulting and service fee under the Service Agreement. Unless the two parties have agreed otherwise.
8.2 Subject to Article 7, the Pledgee may exercise the right to dispose the Pledge when the Pledgee gives a notice of default.

8.3 The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interests pledged herein in accordance with legal procedure until the outstanding consulting and service fees and all other payables under the Service Agreement are repaid.
8.4 The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.
9. Transfers Or Assignment
9.1 The Pledgor shall not donate or transfer his rights and obligations herein without prior consent from the Pledgee.
9.2 This Agreement shall be binding upon the Pledgor and his successors and be effective to the Pledgee and his each successor and assignee.
9.3 The Pledgee may transfer or assign his all or any rights and obligations under the Service Agreement to any individual (natural person or legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.
9.4 After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall enter into a pledge agreement.
10. Termination
10.1 This Agreement shall not be terminated until the following conditions are met (1) All the consulting and service fees and software license fees under the Service Agreement are paid off, (2) Beijing eLong has fully perform all the obligations under “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” and “Cooperation Agreement”, or the aforesaid obligations are terminated, and (3) Beijing eLong does not perform the obligations under “Trademark License Agreement” “Domain name Agreement” “Business Operation Agreement” and “Cooperation Agreement”.
In case the agreement is terminated, the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.
11. Formalities Fees And Other Charges
11.1 The Pledgor shall be responsible for all the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with the laws, the Pledgor shall fully indemnify such taxes paid by the Pledgee.
11.2 The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that the Pledgor fails to pay any payable taxes, fees or charges in accordance with this Agreement; or the Pledgee has recourse to any foregoing taxes, charges or fees by any means for other reasons.
12. Force Majeure
12.1 Force majeure, which includes acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Pledge affected by force majeure shall notify the other party of exemption promptly;

12.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by force majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of force majeure and attempt to resume performance of the obligations delayed or prevented by the event of force majeure. After the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.
13. Dispute Resolution
13.1 This Agreement shall be governed by and construed in accordance with the PRC law.
13.2 Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.
13.3 Arbitration place shall be in Beijing, PRC.
13.4 Arbitration language shall be Chinese.
13.5 The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.
13.6 Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Agreement of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
13.7 Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
14. Notice
14.1 Any notice, which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder, shall be in writing form (including fax and telex). Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

15. Appendices
15.1 The appendices to this Agreement are entire and integral part of this Agreement.
16. Effectiveness
16.1 This agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing, executed upon being executed and sealed by the parties hereto and become effective on the date after Veronica Chen has completed transference of the equity interest change to the Pledgor.
16.2 This Agreement is executed by Chinese in duplicate, and each party holds one copy and each copy and the copies shall have the same legal effect.
In witness whereof the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.
The Pledgee: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Justin Tang
Official Seal: [stamped]
The Pledgor: Guangfu Cui

Signature:	/s/ Guangfu Cui
Appendices
1. Register of Shareholders of Beijing Beijing eLong Interactive Advertising Co., Ltd.
2. Certificate of Capital Contribution of Beijing Beijing eLong Interactive Advertising Co., Ltd.
3. Services Agreement;
4. Trademark License Agreement; and
5. Business Operation Agreement;